3700 PECOS McLEOD • SUITE 100 • LAS VEGAS • NEVADA • 89121

T: (702) 317-1610 • F: (702) 317-1611

December 14, 2005

Mr. Joseph Weaver, COO

Easy Money Express, Inc.

3888 W. Sahara Blvd., Suite 130

Las Vegas, NV 89106

RE: Merger of Easy Money Express, Inc. with LitFunding Corp.

Dear Mr. Weaver:

This letter of intent ("LOI") outlines the proposal by which LitFunding Corp., a Nevada corporation with a place of business at 3700 Pecos Mcleod, Suite 100, Las Vegas, Nevada 89121 ("LFDG") desires to merge with Easy Money Express, Inc., a Nevada corporation with its principal place of business located at 3888 W. Sahara Blvd., Suite 130, Las Vegas, Nevada 89130 ("Easy Money"), whereby LFDG will issue shares of its preferred stock in exchange for 100% of the issued and outstanding shares of Easy Money. Upon the acceptance of this LOI by Easy Money, this letter shall constitute an expression of the parties mutual intention to consummate this transaction on the terms and subject to the conditions described below.

This letter constitutes a legally binding agreement in favor of the parties, it being understood that any rights and obligations which the parties may have, to each other, will be superceded by a definitive merger agreement described below, into which the provisions of this LOI and all prior discussions shall be merged.

LFDG is currently engaged in the non-recourse cash advance industry, advancing funds to law firms. LFDG's common stock has been registered under Section 12(g) of the Securities Exchange Act of 1934 ("Exchange Act") and is listed for trading on the National Association of Securities Dealers ("NASD") Over-the-Counter Bulletin Board ("OTCBB") under the symbol "LFDG".

1.            Parties; Structure. The transaction will take the form of a statutory tri-party reverse triangular merger (the "Merger") between LFDG Subsidiary Corp. (LSC) and Easy Money. At the Effective Time and upon the terms and subject to the conditions of the Merger Agreement, Easy Money will be merged with LSC, whereby LSC will cease to exist and Easy Money shall remain as the surviving corporation and will operate as a new wholly-owned subsidiary of LFDG.

2.            Consideration; Stock Issuance. LFDG will issue approximately One Million Five Hundred Thousand (1,500,000) shares of convertible preferred stock to Easy Money shareholders in exchange for 100% of the issued and outstanding stock of Easy Money. The convertible preferred stock shall be convertible into 1,500,000 shares of LFDG. Additional rights and preferences of the preferred stock shall be set forth in a Certificate of Designation attached to the definitive merger agreement.

3.            Management Agreement. Concurrent with the Closing of the Merger, Easy Money will enter into a Management Agreement with LFDG whereby Easy Money will pay LFDG a management fee of $200,000 to assist Easy Money with the business development of Easy Money and assist Easy

Money in the potential "Spin-Off" of Easy Money to the stockholders of LFDG wherein LFDG stockholders will receive 15% of the Easy Money shares and the existing stockholders of Easy Money will receive 85% of the shares of Easy Money upon conversion of the LFDG preferred stock. A promissory note evidencing Fifty Thousand Dollars ($50,000) of the management fee is being executed and delivered concurrently with the signing of this LOI and shall be non-refundable pursuant to paragraph 20 below.

4.            Spin-Off. Pursuant to the terms of the Management Agreement, Easy Money shall make the election to be spun off from LFDG within 12 months from the Closing Date, which election shall be made at the decision of a majority of the holders of the LFDG preferred stock received in the merger. Easy Money shall provide LFDG 45 days prior notice of its intention to be spun off from LFDG. If the election to be spun off is not made by Easy Money during the 12 month period commencing on the Closing Date, then the shares of LFDG preferred stock shall automatically convert into shares of LFDG common stock.

5.            Advanced Funds. In the event the preferred holders make the decision to spin-off Easy Money, any funds advanced by LFDG to Easy Money for short-term operational needs (not to exceed $500,000) shall be repaid pursuant to the terms of a 12 month promissory note, with interest accruing at 8% per annum, commencing from the date of the actual spin-off.

6.            Funding Agreement. In the event Easy Money requires long-term financing, LFDG shall agree to advance up to $2,000,000, subject to approval of LFDG’s Board of Directors, and subject to the availability of such funds. Such advances will be evidenced by a promissory note, upon terms similar to the promissory note referred to above in paragraph 5, with the noted exception that LFDG may elect to convert such notes into equity of Easy Money upon Easy Money’s election to effect a Spin-Off as described herein. The conversion shall be at such rate as to provide LFDG with an additional 5% of the total equity of Easy Money at Spin-Out for each $1,000,000 funded by LFDG, adjusted on a pro-rata basis for amounts less than $1,000,000.

7.            Cost of the Spin-Off. In the event the preferred shareholders make the election to spin-off Easy Money, Easy Money has agreed to bear the costs associated with the preparation and filing of a registration statement on Form SB-2 for the registration of the distribution shares, in addition to the costs associated with obtaining a cusip number for its certificates, setting up transfer agent, and obtaining a market maker to sponsor Easy Money for trading on the Over-the-Counter Bulletin Board.

8.            Merger: Preparation of Merger Agreement. The parties would proceed in good faith to negotiate the terms of a mutually acceptable merger agreement (the "Merger Agreement") containing such covenants, representations, warranties and conditions as are customary in transactions of this type, but including the matters described herein. The parties will use their best efforts to complete the Merger Agreement and have the Merger Agreement approved by the parties Board of Directors no later than March 15, 2006.

9.            Tax Consequences. The merger will be structured for Federal income tax purposes to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

10.          Audited Financial Statements. Easy Money will have its financial statements audited from inception, prepared in accordance with GAAP and Item 310(c) of Regulation S-B, prior to the execution of the Closing of the Merger.

 11.          Due Diligence. LFDG and its attorneys, accountants and other representatives will have full access to the books, records and technology of Easy Money to complete its due diligence investigation of Easy Money before execution of the Merger Agreement.

12.          Representations and Warranties. The Merger Agreement would contain such representations and warranties with respect to the business, property and financial condition of Easy Money as may reasonably be required by LFDG. In turn, LFDG would provide Easy Money with certain representations and warranties to the business, property and financial condition of LFDG as may reasonably be required by Easy Money. These representations and warranties by both LFDG and Easy Money would include, without limitation, matters such as the following:

As to Easy Money:

                a.           Easy Money is duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business; and all of the outstanding shares of Easy Money are duly authorized and validly issued, fully paid and nonassessable.

                b.          Easy Money has good and marketable title to all of its assets, and title is valid and proper.

                c.           The financial statements of Easy Money from inception, are true, correct and complete.

As to LFDG:

                a.           LFDG is duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power and authority to own and hold its respective properties and conduct the business in which it is engaged; holds all material licenses, permits and other authorizations from governmental authorities needed to conduct its business.

                b.           LFDG has good and marketable title to all of its assets, and title is valid and proper.

                c.           The audited financial statements of LFDG as of and for the year ended December 31, 2004, as well as the unaudited financial statements for the period ending September 30, 2005, are true, and correct.

13.          Issuance of Shares. The shares of preferred stock issued in the Merger will be issued in reliance on certain exemptions from registration provided by the Securities Act of 1933 and are not intended to be registered with the Securities and Exchange Commission.

14.          Shareholder Approval. The Merger will be subject to approval by Easy Money's shareholders. At the time of execution of the Merger Agreement, Easy Money's and LFDG's affiliates will agree to vote in favor of the merger.

15.          Conditions. The Merger Agreement will provide that the obligations of the respective parties to complete the Merger would be subject to the following conditions together with such other conditions as may reasonably be required by each party:

Conditions Prior to Easy Money Closing:

                a.          The Board of Directors of LFDG shall have approved the Merger.

                b.          There shall have been no material adverse change in the financial condition, earnings or prospects of LFDG.

                c.           Easy Money shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Merger.

Conditions Prior to LFDG Closing:

                a.          The Board of Directors of Easy Money shall have approved the Merger.

                b.          There shall have been no material adverse change in the financial condition, earnings or prospects of Easy Money.

                c.           LFDG shall complete such due diligence as is deemed by the Board of Directors sufficient to complete the Merger.

                d.          Easy Money's shareholders shall have approved the Merger.

                e.           Easy Money shall have deposited the balance of the management fee in the sum of $150,000 with LFDG or as directed by LFDG.

                f.           The Closing Date shall be on or before March 15th, 2006.

16.          Press Releases. The Parties will consult with each other prior to issuing any press release or other public statement regarding the proposed transaction. It is strictly understood by the Parties that the information contained herein is confidential in nature and that no such public disclosure shall be made by either party until such time as the definitive Merger Agreement is executed.

17.          Disclosure. LFDG and Easy Money agree to take all reasonable precautions to prevent any trading in LFDG securities by their respective officers, directors, employees, affiliates, agents or others having knowledge of the proposed Merger until the proposed Merger has been closed. The parties understand and agree that until a press release is issued, if ever, or other public disclosure has been made by LFDG, neither party will disclose the fact that these negotiations are taking place, except to professional advisors and to employees of LFDG and Easy Money on a need-to know basis.

18.          Continuation of Business. From the date of this letter of intent until the expiration of the Exclusive Period, Easy Money will continue to operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course, including any transaction or commitment greater than $10,000, any declaration of dividends, grants of new stock options or issuance of new shares of stock or rights thereto without first notifying LFDG.

19.          Exclusive Negotiations. Easy Money agrees that from the date of this LOI and until such time as the Merger shall have been consummated or the parties shall have agreed to terminate the negotiation of this transaction, it will not permit any of its agents or representatives to, solicit, initiate or encourage inquiries or proposals, or provide any information or participate in any negotiations leading to any proposal concerning any acquisition or purchase of all or any substantial portion of the assets or shares of Easy Money or any merger or consolidation of Easy Money with any third party.

20.          Expenses. Whether or not the parties enter into the Definitive Agreement, all costs and expenses incurred in connection with this Letter of Intent and the proposed Merger shall be paid by the party incurring such costs. If for any reason the transaction is not consummated, neither party will have any claim against the other with respect to such expenses. If for any reason the transaction is not consummated, neither party will have any claim against the other with respect to such expenses, except as to the initial deposit of the management fee in the sum of $50,000, evidenced by a promissory note in favor of LFDG, which in the event of a termination by Easy Money shall be non-refundable. If this LOI is cancelled by LFDG, said promissory note shall be cancelled without further force or effect.

21.          Nature of Negotiations. The parties understand that the negotiations described in this letter are merely preliminary merger negotiations. This letter does constitute a binding between LFDG and Easy Money.

22.          Effect of this Letter. This letter creates liability and/or obligations on the part of both Easy Money and LFDG. Both parties will have obligations to consummate the transactions contemplated by this letter or pursuant to a superceding definitive agreement concerning the proposed transaction, which is to be executed by both parties.

23.          Remedies. In the event of a breach of this letter agreement by either party, the other party may be entitled to any remedy for such breach available at law or equity.

Please indicate your agreement to and acceptance of this letter of intent by signing and returning the enclosed copy of this letter to the undersigned before 5:00 pm Pacific Standard Time on December 21st, 2005. This offer will expire if not accepted prior to that time.

Very truly yours,

LitFunding Corporation

a Nevada corporation

By: /s/Morton Reed

Morton Reed, President

Agreed and Accepted, as of this 21st day of December, 2005

Easy Money, Inc.

a Nevada corporation to be formed

By:/s/Joseph Weaver

Joseph Weaver  Its: COO

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